Trecora Resources Reports First Quarter 2019 Results

•	First quarter Net Income of $1.8 million compared to a Net Loss of $5.3 million in the fourth quarter 2018 and Net Income of $2.4 million in the first quarter 2018

•	Improved reliability and cost control drove first quarter Adjusted EBITDA of $8.4 million compared to $2.0 million in fourth quarter 2018

•	First quarter EBITDA of $8.2 million compared to $(1.0) million in fourth quarter 2018

•	Prime Products sales volume of 17.6 million gallons

•	Recent AMAK study extended mine life to 9 years on measured and indicated basis

•	Continued development of Board of Directors and Leadership Team

•	Conference call at 10:00 am ET Tomorrow, May 7, 2019

SUGAR LAND, Texas, May 6, 2019 – Trecora Resources ("Trecora" or the "Company") (NYSE: TREC), a leading provider of specialty hydrocarbons and waxes, today announced financial results for the first quarter ended March 31, 2019.

“We reported first quarter 2019 financial results, with net income of $1.8 million, as compared to net income of $2.4 million in the first quarter of 2018. We also had consolidated Adjusted EBITDA of $8.4 million, up 17.1% compared to the first quarter 2018, and up $6.4 million from fourth quarter 2018. While we have additional improvements to make in our financial and operational performance, I am very pleased with the advances we made during the first quarter. We maintained our safety performance with zero injuries across the company, ran our assets efficiently, and executed key projects according to plan. These cornerstones of operational excellence drove our improved results this quarter,” said Pat Quarles, Trecora’s President and Chief Executive Officer.

AMAK had a net loss of $1.2 million for the first quarter of 2019 as compared to a net loss of $1.7 million for the fourth quarter of 2018. “AMAK continued to demonstrate improved operations and financial results. AMAK’s EBITDA for the first quarter was $7.1 million compared to $6.0 million in fourth quarter 2018,” Mr. Quarles noted.

“Trecora also continued the development of both our Board of Directors and Leadership Team, with first quarter key appointments of Karen Twitchell as Chair of the Board, Janet Roemer and Adam Peakes as new independent directors to the Board, and Joe Tanner as SVP, Commercial,” Mr Quarles added.

Sami Ahmad, Trecora's Chief Financial Officer stated, “In the first quarter prime product margin benefitted from the timing effect of rising feedstock costs. Looking ahead, as feedstock costs stabilize, we don’t expect this margin benefit to continue. On the revenue side, we expect continued solid demand for our key products in the second quarter. In particular, wax sales volumes are expected to increase following our first quarter planned outage at our Pasadena facility. On the cost side, we have a planned maintenance turnaround for a unit at our South Hampton facility in the second quarter, which will cost approximately $0.5 million.”

Mr. Quarles concluded, “The changes we are implementing are driving improvements in our financial results. Improved safety and reliability, productivity and commercial excellence remain the key drivers of our performance.”

First Quarter 2019 Financial Results
Net income for the first quarter of 2019 was $1.8 million, or $0.07 per diluted share, compared with a net income of $2.4 million, or $0.09 per diluted share, for the first quarter of 2018. Adjusted net income for the first quarter of 2019 was $1.8 million, or $0.07 per share2.  Reported net income in the first quarter of 2019 includes the impact of equity in losses from AMAK of $0.1 million.

Total revenue in the first quarter was $65.1 million compared with $71.7 million in the first quarter of 2018, a decrease of 9.2%. This decline was primarily due to lower average selling prices of petrochemical products driven by lower feedstock costs, and a decline in by-product sales volume. Revenues from processing also declined as compared to the first quarter of 2018.

Gross profit in the first quarter was $10.1 million, or 15.5% of total revenues, compared with $10.1 million, or 14.1% of total revenues, in the first quarter of 2018. Operating income for the first quarter was $3.8 million compared with operating income of $3.6 million for the first quarter of 2018. The improved margins were primarily driven by the decrease in feedstock costs and significantly improved reliability of the Advanced Reformer unit. The unit returned to service in the first week of January and ran reliably throughout the quarter.

Specialty Petrochemicals
Specialty petrochemical net income was $6.1 million in the first quarter of 2019, compared to a net loss of $2.4 million in the fourth quarter of 2018. Specialty petrochemical volume in the first quarter was 22.5 million gallons compared with 25.1 million gallons in the fourth quarter of 2018, and 23.3 million gallons in the first quarter of 2018. Prime product volume in the first quarter was 17.6 million gallons compared with 18.7 million gallons in the fourth quarter of 2018, and 17.7 million gallons in the first quarter of 2018. By-product sales volume was 4.8 million gallons. Adjusted EBITDA for specialty petrochemicals increased to $11.4 million as compared to $2.0 million in the fourth quarter of 2018 and $8.4 million in the first quarter of 2018.

Dollar amounts in thousands/rounding may apply	THREE MONTHS ENDED
	MARCH 31,
	2019	2,018	% Change
Product sales	$55,490	$60,285	(8)%
Processing fees	1,383	2,028	(32)%
Gross revenues	$56,873	$62,313	(9)%
Operating profit before depreciation and amortization	11,407	8,393	36%
Operating profit	8,333	6,679	25%
Net profit before taxes	7,135	6,054	18%
Depreciation and amortization	3,074	1,714	79%
Adjusted EBITDA	11,405	8,390	36%
Capital expenditures	1,378	10,283	(87)%

Specialty Waxes
Specialty waxes net loss was $2.5 million for the first quarter of 2019 as compared to a net loss of $1.2 million in the first quarter of 2018. The specialty waxes segment generated revenues of $8.3 million in the first quarter, a $0.3 million decrease from the fourth quarter of 2018, and a $1.3 million decrease from the first quarter of 2018. Revenue included $6.0 million of wax product sales and $2.3 million of processing revenues. Wax sales volumes declined approximately 3.0% from fourth quarter 2018 due to planned maintenance turnaround at the Pasadena facility.

Dollar amounts in thousands/rounding may apply	THREE MONTHS ENDED
	MARCH 31,
	2019	2,018	% Change
Product sales	$6,003	$6,383	(6)%
Processing fees	2,279	3,212	(29)%
Gross revenues	$8,282	$9,595	(14)%
Operating profit before depreciation and amortization	(849)	390	(318)%
Operating profit	(2,197)	(914)	(140)%
Net profit before taxes	(2,539)	(1,181)	(115)%
Depreciation and amortization	1,348	1,304	3%
Adjusted EBITDA	(887)	379	(334)%
Capital expenditures	509	745	(32)%

Al Masane Al Kobra Mining Company (“AMAK”)
AMAK had a net loss of $1.2 million for the first quarter of 2019, compared with a net loss of $0.3 million in the first quarter of 2018. AMAK’s sales revenue was $20.7 million in the first quarter of 2019 an increase of 46.7% compared to the first quarter of 2018. AMAK’s EBITDA was $7.1 million in the first quarter 2019 compared to $7.8 million in the first quarter of 2018. The year-over-year decline in EBITDA was primarily due to increased selling, general and administrative expenses. Trecora reported equity in losses of approximately $0.1 million dollars in first quarter 2019 compared to equity in earnings of approximately $0.2 million in fourth quarter 2018. The Company’s ownership in AMAK remains at 33.4%.

Earnings Call
Tomorrow’s conference call and presentation slides will be simulcast live on the Internet, and can be accessed on the investor relations section of the Company's website at http://www.trecora.com or at https://edge.media-server.com/m6/p/qzvwb2vm. A replay of the call will also be available through the same link.

To participate via telephone, callers should dial in five to ten minutes prior to the 10:00 am Eastern start time; domestic callers (U.S. and Canada) should call +1-866-417-5724 or
+1-409-217-8234 if calling internationally, using the conference ID 1399073. To listen to the playback, please call 1-855-859-2056 if calling within the United States or 1-404-537-3406 if calling internationally. Use pin number 1399073 for the replay.

Use of Non-GAAP Measures
This press release includes the use of both U.S. generally accepted accounting principles ("GAAP") and non-GAAP financial measures. The Company believes certain financial measures, such as EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our operating performance. The Company believes that such non-GAAP measures, when read in conjunction with our operating results presented under GAAP, can be used to better assess our performance from period to period and relative to performance of other companies in our industry, without regard to financing methods, historical cost basis or capital structure. These measures are not measures of financial performance or liquidity under GAAP and should be considered in addition to, and not as a substitute for, analysis of our results under GAAP.

These non-GAAP measures have been reconciled to the nearest GAAP measure in the tables below entitled Reconciliation of Selected GAAP Measures to Non-GAAP Measures.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin: We define EBITDA as net income (loss) plus interest expense (benefit) including derivative gains and losses, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA plus share-based compensation, plus restructuring and severance expenses, plus losses on extinguishment of debt, plus or minus equity in AMAK's earnings and losses or gains from equity issuances, and plus or minus gains or losses on acquisitions. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue.

Adjusted Net Income (Loss): We define Adjusted Net Income (Loss) as net income (loss) plus or minus tax effected equity in AMAK's earnings and losses, minus tax effected restructuring and severance expenses, and adjustments for tax law changes in 2017.

Forward-Looking Statements
Some of the statements and information contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company's financial position, business strategy and plans and objectives of the Company's management for future operations and other statements that are not historical facts, are forward-looking statements. Forward-looking statements are often characterized by the use of words such as "outlook," "may," "will," "should," "could," "expects," "plans," "anticipates," "contemplates," "proposes," "believes," "estimates," "predicts," "projects," "potential," "continue," "intend," or the negative of such terms and other comparable terminology, or by discussions of strategy, plans or intentions, including, but not limited to: expectations regarding future market trends; expectations regarding our future strategic focuses and 2019 financial performance; and expectations regarding the timing and cost for planned maintenance at our facilities.

Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by such statements. Such risks, uncertainties and factors include, but are not limited to: general economic conditions domestically and internationally; insufficient cash flows from operating activities; difficulties in obtaining financing on favorable conditions, or at all; outstanding debt and other financial and legal obligations; lawsuits; competition; industry cycles; feedstock, product and mineral prices; feedstock availability; technological developments; regulatory changes; environmental matters; foreign government instability; foreign legal and political concepts; foreign currency fluctuations; and other risks detailed in our latest Annual Report on Form 10-K, including but not limited to "Part I, Item 1A. Risk Factors" and "Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" therein, and in our other filings with the Securities and Exchange Commission (the "SEC"). There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements. In addition, to the extent any inconsistency or conflict exists between the information included in this press release and the information included in our prior releases, reports and other filings with the SEC, the information contained in this press release updates and supersedes such information. Forward-looking statements are based on current plans, estimates, assumptions and projections, and, therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

About Trecora Resources (TREC)
TREC owns and operates a specialty petrochemicals facility specializing in high purity hydrocarbons and other petrochemical manufacturing and a specialty wax facility, both located in Texas, and provides custom processing services at both facilities. In addition, the Company is the original developer and a 33.4% owner of Al Masane Al Kobra Mining Co., a Saudi Arabian joint stock company.

Investor Relations Contact:
Jean Marie Young
The Piacente Group, Inc.
212-481-2050
trecora@tpg-ir.com

TRECORA RESOURCES AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2019 (Unaudited)	December 31, 2018
ASSETS	(thousands of dollars, except par value)
Current Assets
Cash	$6,833	$6,735
Trade receivables, net	25,737	27,112
Inventories	16,922	16,539
Prepaid expenses and other assets	4,535	4,664
Taxes receivable	182	182
Total current assets	54,209	55,232

Plant, pipeline and equipment, net	192,855	194,657

Goodwill	21,798	21,798
Intangible assets, net	18,482	18,947
Investment in AMAK	37,357	38,746
Operating lease assets, net	16,137	-
Mineral properties in the United States	558	588

TOTAL ASSETS	341,396	329,968
LIABILITIES
Current Liabilities
Accounts payable	11,551	19,106
Accrued liabilities	5,053	5,439
Current portion of post-retirement benefit	19	19
Current portion of long-term debt	4,194	4,194
Current portion of operating lease	3,568	-
Current portion of other liabilities	871	733
Total current liabilities	25,256	29,491

Long-term debt, net of current portion	99,240	98,288
Post-retirement benefit, net of current portion	353	358
Operating lease, net of current portion	12,566	-
Other liabilities, net of current portion	755	994
Deferred income taxes	16,037	15,676
Total liabilities	154,207	144,807

EQUITY
Common stock‑authorized 40 million shares of $0.10 par value; issued 24.7 million and 24.6 million in 2019 and 2018 and outstanding 24.7 million and 24.6 million shares in 2019 and 2018, respectively	2,469	2,463
Additional paid-in capital	58,565	58,294
Common stock in treasury, at cost	(8)	(8)
Retained earnings	125,874	124,123
Total Trecora Resources Stockholders’ Equity	186,900	184,872
Noncontrolling Interest	289	289
Total equity	187,189	185,161

TOTAL LIABILITIES AND EQUITY	341,396	329,968

TRECORA RESOURCES AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	THREE MONTHS ENDED MARCH 31,
	2019	2018
	(thousands of dollars, except per share amounts)
REVENUES
Specialty Petrochemical and Product Sales	$61,493	$66,699
Processing Fees	3,662	5,042
	65,155	71,741

OPERATING COSTS AND EXPENSES
Cost of Sales and Processing
(including depreciation and amortization of $4,229 and $2,830, respectively)	55,082	61,601

GROSS PROFIT	10,073	10,140

GENERAL AND ADMINISTRATIVE EXPENSES
General and Administrative	6,050	6,335
Depreciation	213	196
	6,263	6,531

OPERATING INCOME	3,810	3,609

OTHER INCOME (EXPENSE)
Interest Income	5	7
Interest Expense	(1,499)	(878)
Loss on Extinguishment of Debt	-	-
Equity in Earnings (Losses) of AMAK	(59)	230
Miscellaneous Expense	(28)	(26)
	(1,581)	(667)

INCOME BEFORE INCOME TAXES	2,229	2,942

INCOME TAX EXPENSE	478	590

NET INCOME	1,751	2,352

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	-	-

NET INCOME ATTRIBUTABLE TO TRECORA RESOURCES	1,751	2,352

Basic Earnings per Common Share
Net Income Attributable to Trecora Resources (dollars)	$0.07	$0.10

Basic Weighted Average Number of Common Shares Outstanding	24,653	24,343

Diluted Earnings per Common Share
Net Income Attributable to Trecora Resources (dollars)	$0.07	$0.09

Diluted Weighted Average Number of Common Shares Outstanding	25,027	25,231

TRECORA RESOURCES AND SUBSIDIARIES
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES3

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin
(thousands of dollars; rounding may apply)

	THREE MONTHS ENDED 03/31/19
	SPEC. WAX	SPEC. PETRO	CORP	TREC
NET INCOME (LOSS)	$(2,539)	$6,142	$(1,852)	$1,751
Interest	304	1,195	-	1,499
Taxes	-	994	(516)	478
Depreciation and amortization	24	169	20	213
Depreciation and amortization in cost of sales	1,324	2,905	-	4,229
EBITDA	(887)	11,405	(2,348)	8,170
Share based compensation	-	-	213	213
Equity in (earnings) losses of AMAK	-	-	59	59
Adjusted EBITDA	$(887)	$11,405	$(2,076)	$8,442

Revenue	8,282	56,873	-	65,155
Adjusted EBITDA Margin		20.1%		13.0%

	THREE MONTHS ENDED 03/31/18
	SPEC. WAX	SPEC. PETRO	CORP	TREC
NET INCOME (LOSS)	$(1,181)	$4,970	$(1,437)	$2,352
Interest	256	621	1	878
Taxes	-	1,085	(495)	590
Depreciation and amortization	22	166	8	196
Depreciation and amortization in cost of sales	1,282	1,548	-	2,830
EBITDA	379	8,390	(1,923)	6,846
Share based compensation	-	-	592	592
Equity in (earnings) losses of AMAK	-	-	(230)	(230)
Adjusted EBITDA	$379	$8,390	$(1,561)	$7,208

Revenue	9,595	62,313	(167)	71,741
Adjusted EBITDA Margin	3.9%	13.5%		10.0%

	THREE MONTHS ENDED 12/31/18
	SPEC. WAX	SPEC. PETRO	CORP	TREC
NET INCOME (LOSS)	$(1,734)	$(2,435)	$(1,120)	$(5,290)
Interest	267	1,215	0	1,483
Taxes	-	351	(1,871)	(1,520)
Depreciation and amortization	24	107	18	148
Depreciation and amortization in cost of sales	1,333	2,805	-	4,138
EBITDA	(111)	2,043	(2,973)	(1,041)
Share based compensation	-	-	420	420
Restructuring & Severance Expenses	-	-	2,347	2,347
Equity in (earnings) losses of AMAK	-	-	229	229
Adjusted EBITDA	$(111)	$2,043	$23	$1,955

Revenue	8,635	66,034	-	74,669
Adjusted EBITDA Margin	(1.30)%	3.1%		2.6%

	Three Months Ended
	3/31/19	12/31/18	3/31/18
	(thousands of dollars)
AMAK Net Loss	$(1,183)	$(1,694)	$(319)

Finance and interest expense	445	391	397
Depreciation and amortization	7,325	8,588	7,701
Zakat and income taxes expense (benefit)	522	(1,287)	-
EBITDA	$7,109	$5,998	$7,779

3 This press release includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Adjusted Net Income and Estimated EPS Impact
(thousands of dollars, except per share amounts; rounding may apply)

	Three months ended
	March 31,
	2019	2018
Net Income	$1,751	$2,352

Restructuring & severance expenses	-	-
Equity in losses (earnings) of AMAK	59	(230)
Taxes at statutory rate of 21%	(12)	48
Tax effected adjustments	47	(182)
Adjusted Net Income	$1,798	$2,170
Diluted weighted average number of shares	25,027	25,231

Estimated effect on diluted EPS	$0.000	$0.01
(tax effected adjustments/diluted weighted average number of shares)

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